Exhibit 99.1

Hyperion DeFi Appoints Hyunsu Jung as Chief Executive Officer

Board Confirms Leadership Team to Execute 2026 Strategic Priorities

Company Also Appoints Robert Rubenstein as General Counsel

LAGUNA HILLS, Calif., January 5, 2026 — Hyperion DeFi, Inc. (NASDAQ: HYPD) (“Hyperion DeFi” or the “Company”) today announced that its Board of Directors has appointed Hyunsu Jung as Chief Executive Officer, effective immediately.

Mr. Jung’s appointment marks an important milestone in the Company’s leadership evolution as it advances its strategic priorities for 2026. Mr. Jung joined Hyperion DeFi as Chief Investment Officer in June 2025, where he has focused on developing on-chain business lines, strengthening operational discipline, and expanding institutional relationships.

Prior to joining the Company, Mr. Jung designed and deployed differentiated digital asset strategies at DARMA Capital, a $1B+ asset manager registered with the CFTC and NFA. His work included optimizing on-chain utility across leading digital assets such as Ethereum and Filecoin, with a focus on scalable, revenue-generating strategies.

The Company also previously announced the appointment of David Knox, CFA, as Chief Financial Officer on September 29, 2025. Mr. Knox brings deep experience in capital markets and financial services, having held leadership roles at PayPal, SoFi, and Cantor Fitzgerald. As CFO, he is focused on strengthening Hyperion DeFi’s financial infrastructure and positioning the Company as a trusted bridge between traditional capital markets and decentralized finance.

“I am honored to step into the CEO role at Hyperion DeFi during this important phase for the digital asset industry,” said Mr. Jung. “Our focus is on building a leading Hyperliquid-native DeFi company that supports global adoption, monetizes growth through disciplined on-chain strategies, and provides shareholders with meaningful exposure to the expansion of the Hyperliquid ecosystem. As the market continues to prioritize fundamentals and sustainable revenue models, we believe Hyperion DeFi is well positioned to differentiate itself in 2026 and beyond.”

Rachel Jacobson, Independent Director, added:

“On behalf of the Board, we are very pleased to appoint Hyunsu Jung as CEO. He brings the right combination of leadership, strategic focus, and operational discipline to build a strong foundation for the company. The Board is fully supportive of this appointment, and together with the recent strengthening of the leadership team, we believe Hyperion DeFi is well positioned for its next phase of growth to execute its strategy and drive long-term shareholder value.”

In addition to the CEO and CFO appointments, Robert Rubenstein will be joining as General Counsel, effective January 12, 2026. Mr. Rubenstein is a seasoned legal executive with nearly three decades of experience leading legal, compliance, and business development functions for multinational public and private companies. Over his career, he has managed more than $20 billion in complex corporate transactions, overseen global regulatory compliance programs, and directed significant litigation matters in both U.S. and international jurisdictions.

About the Hyperliquid Platform and the HYPE Token

Hyperliquid is a next-generation layer one blockchain optimized for high frequency, transparent trading. The blockchain includes fully on-chain perpetual futures and spot order books, with every order, cancel, trade, and liquidation occurring within 70 millisecond block times. It also hosts the HyperEVM, a general-purpose smart contract platform that supports permissionless decentralized financial applications akin to Ethereum.

HYPE is the native token of Hyperliquid. Staked HYPE provides utility for users via reduced trading fees and increased referral bonuses. As of January 2026, more than 37 million HYPE have been autonomously purchased and sequestered by the blockchain with the trading fees generated on the network’s central limit order books.

About Hyperion DeFi, Inc.

Hyperion DeFi, Inc. is the first U.S. publicly listed company building a long-term strategic treasury of HYPE. The Company provides investors with streamlined access to the Hyperliquid ecosystem, one of the fastest growing, highest revenue-generating blockchains in the world. Shareholders benefit from compounding exposure to HYPE, both from its native staking yield and additional revenues generated from its unique on-chain utility.

Hyperion DeFi is also developing its proprietary Optejet User Filled Device that is designed to work with a variety of topical ophthalmic liquids, including artificial tears and lens rewetting products. The Optejet is especially useful in chronic front-of-the-eye diseases due to its ease of use, enhanced safety and tolerability, and potential for superior compliance versus standard eye drops. Together, these benefits may result in higher treatment compliance and better outcomes for patients and providers.

For more information, please visit Hyperiondefi.com or follow @hyperiondefi on X.

Forward Looking Statements

Except for historical information, all the statements, expectations and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements, our future activities or other future events or conditions, including the viability of, and risks associated with, our cryptocurrency treasury strategy, the growth and revenue potential of the Hyperliquid ecosystem and the growth prospects of the Company. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and in some cases are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the U.S. Securities and Exchange Commission.

Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, Hyperion DeFi does not undertake any obligation to update any forward-looking statements.

Certain information contained in this press release relates to or is based on studies, publications, surveys and other data obtained from third-party sources and Hyperion DeFi’s own internal estimates and research. While Hyperion DeFi believes these third-party studies, publications, surveys and other data to be reliable as of the date of this press release, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, no independent source has evaluated the reasonableness or accuracy of Hyperion DeFi’s internal estimates or research and no reliance should be made on any information or statements made in this press release relating to or based on such internal estimates and research. You should conduct your own investigation and analysis of Hyperion DeFi, its business, prospects, results of operations and financial condition. In furnishing this information, Hyperion DeFi does not undertake any obligation to provide you with access to any additional information (including forward-looking information and any projections contained herein) or to update or correct the information.

Hyperion DeFi, Inc. Investor Contact:

Jason Assad

Hyperion DeFi, Inc.

IR@hyperiondefi.com

(678) 570-6791